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                                 EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Central Bancorporation:

We consent to incorporation by reference in the registration statements (Nos. 33-26352, 33-50360, and 33- 82682) on Form S-8 of Central Bancorporation of our report dated January 20, 1995, relating to the consolidated balance sheet of Central Bancorporation and subsidiary as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Central Bancorporation.

Our report refers to a change in the method of accounting for certain investments in debt and equity securities.


/s/  KPMG Peat Marwick, LLP
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Seattle, Washington
March 11, 1996